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                                                                    Exhibit 99.1

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For release: IMMEDIATELY

     For additional information contact: Richard G. Johnson, Chief Financial Officer, or Steven L. Cohen, General Counsel -- (201) 944-6020

                   PHIBRO ANIMAL HEALTH CORPORATION ANNOUNCES
                     RECEIPT OF APPROVAL TO AMEND INDENTURE

     Fort Lee, New Jersey, October 2, 2003 -- Phibro Animal Health Corporation (the "Company"), formerly Philipp Brothers Chemicals, Inc., which previously announced a consent solicitation with respect to its 9 7/8% Senior Subordinated Notes Due 2008 (the "Existing Notes"), announced today that it has received and accepted the requisite consents from the holders of a majority of the Existing Notes. The Company commenced the consent solicitation last Wednesday, September 24, 2003, in conjunction with the private offering of $105 million of senior secured notes due 2007. The proposed amendments to the indenture governing the Existing Notes set forth in the Company's Consent Solicitation Statement dated September 24, 2003 have become effective.

     The Company is a leading diversified global manufacturer and marketer of a broad range of animal health and nutrition products, specifically medicated feed additives ("MFAs") and nutritional feed additives, which the Company sells throughout the world predominantly to the poultry, swine and cattle markets. MFAs are used preventively and therapeutically in animal feed to produce healthy livestock. The Company is also a specialty chemicals manufacturer and marketer, serving numerous markets.

Forward-Looking Statements

     This news release contains statements that, to the extent that they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act of 1934. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's substantial leverage and potential inability to service its debt; the Company's dependence on distributions from its subsidiaries; risks associated with the Company's international operations and significant foreign assets; the Company's dependence on its Israeli operations; competition in each of the Company's markets; potential environmental liability; potential legislation affecting the use of medicated feed additives; extensive regulation by numerous government authorities in the United States and other countries; the Company's reliance on the continued operation and sufficiency of our manufacturing facilities; the Company's reliance upon unpatented trade secrets; the risks of legal proceedings and general litigation expenses; potential operating hazards and uninsured risks; the risk of work stoppages; the Company's dependence on key personnel; and other factors discussed in the Company's filings with the U.S. Securities and Exchange Commission.